Atrion Reports Second Quarter Results

ALLEN, TX -- (Marketwire - August 07, 2012) - Atrion Corporation (NASDAQ: ATRI) today announced that for the second quarter of 2012 diluted earnings per share were down 13% and revenues were down 1% compared to the results for the second quarter of 2011.

Atrion's revenues for the quarter ended June 30, 2012 totaled $30.7 million compared with $31.1 million in the same period in 2011. On a diluted per share basis, earnings for the period decreased to $3.02 as compared to $3.46 in the same period of last year. Net income for the second quarter totaled $6.1 million compared to $7.0 million in last year's second quarter.

Commenting on the Company's performance for the 2012 second quarter compared with the same period last year, David A. Battat, President and CEO, said, "We are very pleased with the substantial increase in revenues of our cardiovascular products which were up 16% reflecting record quarterly shipments of MPS equipment and disposables used in cardiac surgery. We also continued to experience a healthy increase in our fluid delivery products. The solid growth in the two largest areas of our business was masked by the anticipated decline in shipments of ophthalmic products due to a customer's inventory adjustment described in detail in our year-end and first quarter press releases, and a substantial reduction in sales of non-medical valves used in military and recreational boating applications." Mr. Battat added, "Cash and short and long term investments decreased by $1.0 million in the quarter, after spending $2.9 million for capital additions and $2.7 million for the purchase of 13,572 shares of our stock at an average cost of $201 per share."

Atrion Corporation develops and manufactures products primarily for medical applications. The Company's website is www.atrioncorp.com.

                             ATRION CORPORATION
                 UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
                    (In thousands, except per share data)

                                  Three Months Ended     Six Months Ended
                                       June 30,              June 30,
                                 --------------------  --------------------
                                    2012       2011       2012       2011
                                 ---------  ---------  ---------  ---------
Revenues                         $  30,689  $  31,139  $  59,929  $  61,728
Cost of goods sold                  16,016     14,684     31,427     29,721
                                 ---------  ---------  ---------  ---------
  Gross profit                      14,673     16,455     28,502     32,007
Operating expenses                   5,706      6,018     11,592     11,474
                                 ---------  ---------  ---------  ---------
  Operating income                   8,967     10,437     16,910     20,533

Interest income                        359        342        649        668
Other income                            --         --          2          2
                                 ---------  ---------  ---------  ---------
Income before income taxes           9,326     10,779     17,561     21,203
Income tax provision                (3,227)    (3,760)    (6,085)    (7,326)
                                 ---------  ---------  ---------  ---------
  Net income                     $   6,099  $   7,019  $  11,476  $  13,877
                                 ---------  ---------  ---------  ---------

Income per basic share           $    3.03  $    3.48  $    5.70  $    6.88
                                 ---------  ---------  ---------  ---------

Weighted average basic shares
 outstanding                         2,016      2,019      2,015      2,018
                                 ---------  ---------  ---------  ---------

Income per diluted share         $    3.02  $    3.46  $    5.67  $    6.84
                                 ---------  ---------  ---------  ---------

Weighted average diluted shares
 outstanding                         2,019      2,030      2,023      2,030
                                 ---------  ---------  ---------  ---------

                             ATRION CORPORATION
                         CONSOLIDATED BALANCE SHEETS
                               (In thousands)

                                                  June 30,       Dec. 31,
ASSETS                                              2012           2011
                                               -------------- --------------
                                                 (Unaudited)
Current assets:
  Cash and cash equivalents                    $        8,395 $       24,590
  Short-term investments                               17,377         20,279
                                               -------------- --------------
    Total cash and short-term investments              25,772         44,869
  Accounts receivable                                  14,921         11,223
  Inventories                                          24,899         24,582
  Prepaid expenses and other                            2,218          2,313
  Deferred income taxes                                   755            755
                                               -------------- --------------
      Total current assets                             68,565         83,742

Long-term investments                                  27,665         10,336

Property, plant and equipment, net                     58,469         56,370
Other assets                                           11,447         11,447
                                               -------------- --------------

                                               $      166,146 $      161,895
                                               -------------- --------------

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities                                     8,476         10,043
Line of credit                                             --             --
Other non-current liabilities                          13,667         13,338
Stockholders' equity                                  144,004        138,514
                                               -------------- --------------

                                               $      166,146 $      161,895
                                               -------------- --------------

Contact:
Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800